Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Invoice2go, Inc. 2014 Stock Plan of Bill.com Holdings, Inc. of our reports dated August 30, 2021, with respect to the consolidated financial statements of Bill.com Holdings, Inc., and the effectiveness of internal control over financial reporting of Bill.com Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

September 9, 2021